EXHIBIT (K)(2)


                 SUB-MANAGEMENT AND SUB-ADMINISTRATION AGREEMENT

                                 BY AND BETWEEN

                    FRONTIER CAPITAL MANAGEMENT COMPANY, LLC

                                       AND

                             PW FUND ADVISOR, L.L.C.



          THIS SUB-MANAGEMENT AND SUB-ADMINISTRATION AGREEMENT (the "Agreement") is made as of this 27th day of July, 2000, by and between Frontier Capital Management Company, LLC ("FCM") and PW Fund Advisor, L.L.C. ("PWFA"):

          WHEREAS, FCM is in the business of providing, and PWFA wishes FCM to provide, certain management and administrative services;

          NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

          1. APPOINTMENT OF FCM.

               (a) PWFA hereby appoints, and FCM hereby accepts appointment, to serve as PWFA's sub-management company in order to facilitate the provision of services by PWFA to PW Redwood Fund, L.L.C. (the "Fund"). In such capacity, FCM agrees to provide certain management (but not investment management) and administrative services to PWFA. These services shall include:

               (i) monitoring and informing PWFA of the execution of transactions;

               (ii)   providing certain office space, telephone and utilities;

               (iii) providing certain administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

               (iv)   reviewing disclosure documents relating to the Fund; and

               (v) preparing certain materials and reports for use in connection with meetings of the Fund's board of directors (the "Board").

               (b) Notwithstanding the appointment of FCM to provide services to PWFA hereunder, the Board shall remain responsible for supervising and controlling the management, business and affairs of the Fund.

          2. FCM FEE; REIMBURSEMENT OF EXPENSES.

               (a) In consideration for the provision by FCM of its services hereunder, PWFA will pay FCM, or an affiliate designated by FCM, a management fee (the "FCM Fee") equal to 40% of the management fee paid to PWFA by the Fund (the "PWFA Fee") pursuant to the Management and Administration Agreement dated of even date between PWFA and the Fund (the "PWFA Agreement"). PWFA will pay the FCM Fee monthly or, if PWFA does not receive the PWFA Fee during a month, at such time as the PWFA Fee is paid for such period.

               (b) If the FCM Fee is payable in respect of a partial month, such fee will be appropriately pro-rated.

               (c) FCM is responsible for all costs and expenses associated with the provision of its services hereunder. PWFA shall pay all other expenses associated with the conduct of its business.

           3. LIABILITY. FCM will not be liable for any error of judgment or mistake of law or for any loss suffered by PWFA or its members, officers or employees in connection with the performance of its duties under this Agreement, except a loss (as to which it will be liable and will indemnify and hold harmless PWFA) resulting from willful misfeasance, bad faith or gross negligence on FCM's part (or on the part of a board member, officer or employee of FCM) in the performance of its duties hereunder or reckless disregard by it or its duties under this Agreement.

           4. EFFECTIVE DATE AND TERMINATION. This Agreement shall become effective as of the date first above written, and shall remain in effect until the earliest of (i) the termination of the PWFA Agreement, (ii) the termination of this Agreement on or after July 27, 2002 upon (x) 90 days' prior written notice by FCM to PWFA or (y) 30 days' notice from PWFA to FCM, or
(iii) the "assignment" of this Agreement, as such term is defined by the Investment Company Act of 1940, as amended (the "1940 Act").

           5. ENTIRE AGREEMENT. This Agreement embodies the entire understanding of the parties. This Agreement cannot be altered, amended, supplemented or abridged, and no provision shall be waived except by written agreement of the parties.

           6. CHOICE OF LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the 1940 Act. If the laws of New York conflict with the 1940 Act, the applicable provisions of the 1940 Act shall control.

           7. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   FRONTIER CAPITAL MANAGEMENT COMPANY, LLC


                                   By: ____________________________________
                                       Name:  J. Kirk Smith
                                       Title: Executive Vice President


                                   PW FUND ADVISOR, L.L.C.


                                   By: /s/ DANIEL ARCHETTI
                                      ------------------------------------
                                      Name: Daniel Archetti
                                      Title: Authorized Person